UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Plug Power Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PLUG POWER INC.

968 Albany Shaker Road

Latham, NY 12110

April 17, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Plug Power Inc., a Delaware corporation (the “Company”), to be held on Wednesday, May 21, 2008, at 10:00 a.m., Eastern Time, at NASDAQ, 4 Times Square, at the corner of 43rd Street, New York, New York 10036.

The Annual Meeting has been called for the purpose of (i) electing two Class III Directors for a three-year term; (ii) ratifying KPMG LLP as the Company’s independent auditors for 2008; and (iii) considering and voting upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 31, 2008, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors of the Company recommends that you vote “FOR” the election of both nominees as a Class III Directors of the Company as described in the accompanying proxy statement.

The Board of Directors of the Company recommends that you vote “FOR” the ratification of KPMG LLP as the Company’s independent auditors for 2008 as described in the accompanying proxy statement.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

Sincerely,

Andrew Marsh President and Chief Executive Officer

REQUEST ELECTRONIC DELIVERY OF PROXY DOCUMENTS. Stockholders may elect to receive future distributions of proxy statements and annual reports by e-mail. To take advantage of this service, please see Delivery of Proxy Materials and Annual Report of this proxy statement for further information.

PLUG POWER INC.

968 Albany Shaker Road

Latham, NY 12110

(518) 782-7700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, May 21, 2008

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders of Plug Power Inc., a Delaware corporation (the “Company”), will be held on Wednesday, May 21, 2008, at 10:00 a.m., Eastern Time, at the NASDAQ, 4 Times Square, at the corner of 43rd Street, New York, New York 10036 (the “Annual Meeting”) for the purpose of considering and voting upon:

1.	The election of two Class III Directors to hold office until the Company’s 2011 Annual Meeting of stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal; and

2.	The ratification of KPMG LLP as the Company’s independent auditors for 2008; and

3.	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 31, 2008 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of the Company’s common stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later postponement or adjournment, the Annual Meeting may be postponed or adjourned.

By Order of the Board of Directors

Gerard L. Conway, Jr. Corporate Secretary

Latham, NY

April 17, 2008

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

PROXY STATEMENT

PLUG POWER INC.

968 Albany Shaker Road

Latham, NY 12110

(518) 782-7700

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, May 21, 2008

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Plug Power Inc. (the “Company”) for use at the 2008 Annual Meeting of Stockholders of the Company to be held on Wednesday, May 21, 2008, at 10:00 a.m., Eastern Time, at the NASDAQ, 4 Times Square, at the corner of 43rd Street, New York, New York 10036 and any adjournments or postponements thereof (the “Annual Meeting”).

At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the following matters:

1.	The election of two Class III Directors to hold office until the Company’s 2011 annual meeting of stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal; and

2.	The ratification of KPMG LLP as the Company’s independent auditors for 2008; and

3.	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Notice of Annual Meeting, Proxy Statement and Proxy Card are first being mailed to stockholders of the Company on or about April 16, 2008 in connection with the solicitation of proxies for the Annual Meeting. The Board of Directors has fixed the close of business on March 31, 2008 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the “Record Date”). Only holders of record of the Company’s Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 88,124,168 shares of Common Stock outstanding and entitled to vote at the Annual Meeting and approximately 2,850 stockholders of record. However, management believes that a significant number of shares are held by brokers under a “nominee name” and that the number of beneficial stockholders of the Common Stock exceeds 57,000. Each holder of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held of record with respect to each matter submitted at the Annual Meeting.

The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. A quorum being present, the affirmative vote of a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is necessary to elect a nominee as a director of the Company.

Shares that reflect abstentions or “broker non-votes” (i.e., shares represented at the Annual Meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting. With respect to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect on the vote. Broker non-votes will also have no effect on the outcome of the election of directors. Stockholders of the Company are requested to complete, date, sign and return the accompanying Proxy Card in the enclosed envelope. Stockholders who hold shares indirectly as the beneficial owner of shares held for them by a broker or other nominee (i.e., “in street name”) may direct their vote without attending the Annual Meeting by submitting voting instructions to their broker or nominee. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given therein, properly executed proxies will be voted “FOR” the election of both nominees of the Board of Directors as a Class III Directors of the Company and “FOR” the ratification of KPMG LLP as the Company’s independent auditors for 2008, as listed in this Proxy Statement. It is not anticipated that any matters other than those set forth in this Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

Any properly completed proxy may be revoked at any time before it is voted on any matter (without, however, affecting any vote taken prior to such revocation) by (1) giving written notice of such revocation to the Corporate Secretary of the Company, (2) submitting a new proxy by telephone, internet or proxy card after the date of the previously submitted proxy (or submitting new voting instructions with respect to shares held in street name), or (3) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

The Annual Report of the Company is being mailed to stockholders of the Company concurrently with this Proxy Statement.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

At the Annual Meeting, two Class III Directors will be elected to serve until the annual meeting of stockholders in 2011 and until such director’s successors are duly elected and qualified or until their earlier resignation or removal. The Board of Directors has nominated Larry Garberding and Peter Woicke for re-election as a Class III Directors. Shares represented by each properly executed proxy will be voted for the re-election of Larry Garberding and Peter Woicke as directors, unless contrary instructions are set forth on such proxy. The nominees have agreed to stand for re-election and to serve, if elected, as a director. However, if any nominee fails to stand for re-election or is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

Vote Required

A quorum being present, the affirmative vote of a plurality of the votes cast is necessary to elect a nominee as a director of the Company.

Recommendation of the Board

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE OF THE BOARD OF DIRECTORS AS A DIRECTOR OF THE COMPANY.

INFORMATION ABOUT OUR DIRECTORS

The number of directors of the Company shall be fixed at eleven and the Board of Directors currently consists of eleven members. The Board of Directors is divided into three classes, with three directors in Class I, two directors in Class II, and two directors in Class III. In addition, four of our directors are designated by the holders of our Class B Capital Stock. Directors in Classes I, II and III serve for three-year terms with one class of directors being elected by the Company’s stockholders at each annual meeting of stockholders. The Board of Directors has determined that Mmes. Helmer and Rosenblum, and Messrs. Batekhin, Garberding, Grant, Gross, McNamee, Polikarpov, Willis and Woicke are independent directors as defined in Rule 4200(a)(15) under the Marketplace Rules of the National Association of Securities Dealers, Inc. (the “NASDAQ Rules”).

Set forth below is certain information regarding the directors of the Company, including the Class III Directors who have been nominated for re-election at the Annual Meeting. The ages of and biographical information regarding the nominees for election as Class III Directors at the Annual Meeting and each director who is not standing for election is based on information furnished to the Company by each nominee and director and is as of March 1, 2008.

Name	Age	Director Since
Class I—Term Expires 2009
Andrew Marsh	52	2008
Gary K. Willis(2)	61	2003
Maureen O. Helmer(1)(3)	51	2004

Class II—Term Expires 2010
George C. McNamee(2)(4)	61	1997
J. Douglas Grant(1)(4)	70	2002

Class III—Term Expires 2008
Larry G. Garberding(1)*	69	1997
Peter Woicke(2)(3)*	65	2005

Class B—Term Determined by Smart Hydrogen Inc.
Sergey L. Batekhin(2)	42	2006
Joel D. Gross(1)(4)	53	2006
Sergey S. Polikarpov(3)(4)	33	2006
Lisa Rosenblum(4)	53	2006

*	Nominee for re-election.
(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Corporate Governance and Nominating Committee.
(4)	Member of the Strategy Committee.

The principal occupation and business experience for at least the last five years for each nominee and director of the Company is set forth below.

Andrew Marsh has served as Chief Executive Officer, President and member of the Board of Directors of the Company since April 8, 2008. Previously, Mr. Marsh was a co-founder of Valere Power where he served as CEO and Board member from the company’s inception in 2001 through its sale to Eltek ASA in 2007. Prior to founding Valere, he spent almost 18 years with Lucent Bell Laboratories where he held a variety of sales and technical management positions. Mr. Marsh is a member of the board of directors of Power Distribution Inc., a leader in quality power management. Mr. Marsh holds a Bachelor of Science in Electrical Engineering Technology from Temple University, a Master of Science in Electrical Engineering from Duke University and a Masters of Business Administration from Southern Methodist University.

Gary K. Willis retired as Chairman of the Board of Directors of Zygo Corporation, a provider of metrology, optics, optical assembly, and systems solutions to the semiconductor, optical manufacturing, and industrial/automotive markets, in November 2000 after having served in that capacity since November 1998. Mr. Willis had been a director of Zygo Corporation since February 1992 and also served as President from 1992 to 1999 and as Chief Executive Officer from 1993 to 1999. Prior to joining Zygo Corporation, Mr. Willis served as the President and Chief Executive Officer of The Foxboro Company, a manufacturer of process control instruments and systems. Mr. Willis is also a director of Rofin-Sinar Technologies, Inc., Vion Pharmaceuticals, Inc. and Middlesex Health Services, Inc. Mr. Willis holds a Bachelor of Science degree in Mechanical Engineering from Worcester Polytechnic Institute.

Maureen O. Helmer is currently a member of Green & Seifter Attorneys, PLLC and practices in the areas of energy, communications, government affairs and ethics. From 2003 through 2006 she practiced law in these fields as a partner in the law firm of Couch White, LLP and then as a solo practitioner. From 1998 to 2003, Ms. Helmer served as Chairman of the New York State Public Service Commission. While Chairman, Ms. Helmer also served as Chairman of the New York State Board on Electric Generation Siting and the Environment. Prior to her appointment as Chairman, Ms. Helmer served as Commissioner of the Public Service Commission from 1997 until 1998 and was General Counsel to the Department of the Public Service Commission from 1995 through 1997. From 1984 through 1995, Ms. Helmer held several positions in the New York Legislature. Ms. Helmer currently serves on the Foundation Board of the School of Criminal justice at the State University of New York at Albany and the Board of the Center for Economic Growth. Ms. Helmer received a Bachelor of Science degree in Economics from the State University of New York at Albany and a J.D. from Buffalo Law School.

George C. McNamee, co-founder of Plug Power Inc., serves as Chairman of the Company’s Board of Directors. Mr. McNamee is also Managing Partner of FA Tech Ventures, an information and energy technology venture capital firm, and a director of iRobot Corporation (IRBT) and Broadpoint Capital (BPSG), and previously Chairman of its predecessor First Albany Capital. He is also a director of several private companies and a member of the Yale Development Board and a Trustee of The American Friends of Eton College and the Albany Academies. He received his Bachelor of Arts degree from Yale University.

J. Douglas Grant is a founder of Sceptre Investment Counsel Limited, a leading Canadian investment management firm, and served as Chairman from 1986 to 2003 and as Chief Executive Officer from 1976 to 1990 and as a Director from 1971 to 2006. In 1974, Mr. Grant was the President of the Toronto Society of Financial Analysts. Mr. Grant was until December 2006 a Director of the Ontario Teachers Pension Plan, the second largest pension fund in Canada. Mr. Grant attended the University of Toronto and graduated with a Bachelor of Arts in Political Science and Economics. Mr. Grant is a Fellow of the Institute of Chartered Accountants of Ontario and is a Chartered Financial Analyst. Mr. Grant was awarded a Doctor of Laws honoris causa (LL.D) for contributions to the University of Toronto in 2005. Mr. Grant’s son is the son-in-law of Dr. Roger B. Saillant, Plug Power’s former President and Chief Executive Officer.

Larry G. Garberding, co-founder of Plug Power Inc., was a Director and Executive Vice President and Chief Financial Officer of DTE Energy Company and the Detroit Edison Company from 1990 until retiring in 2001. Mr. Garberding is currently a director of Altarum Institute, a non-profit research and innovations institute; H2Gen Innovations, Inc., a developer of hydrogen generation equipment; and Intermap Technologies Corporation, a digital mapping company. Mr. Garberding received a Bachelor of Science degree in Industrial Administration from Iowa State University.

Peter Woicke was Managing Director of the World Bank from April 1999 until his retirement in January 2005 and Executive Vice President of International Finance Corporation from January 1999 until his retirement in January 2005. Prior to that appointment, he served three years as Managing Director and Chief Executive of JP Morgan Asia Pacific. Mr. Woicke’s career at JP Morgan included being a member of the Executive Management Committee. Mr. Woicke currently serves as a director of Anglo American plc and MTN Group

Limited, a South African mobile telephone company. As of December 2007, he resigned from Raiffesen International Bank-Holding AG and the International Youth Foundation. Recently, Mr. Woicke was named Chairman Elect of the International Save the Children Alliance. Mr. Woicke graduated from the University of Saarbrucken, Germany, with a Masters of Business Administration degree.

Sergey L. Batekhin has served, since February 2005, as Managing Director (Deputy Director General), and since June 2007, as a Member of the Board of Directors of the Interros Holding Company (ZAO), a private investment company in Russia. Mr. Batekhin began his career at the State Committee for Labor and Social Issues of the USSR. He worked with the USSR Ministry of Foreign Affairs and the Permanent Delegation of the USSR and UNESCO in France from 1990 to 1992. Since 1992, Mr. Batekhin held executive positions in the Russian Industrial and Investment Fund and at Deloitte and Touché international auditing company. From 1995 until 2004 Mr. Batekhin held different executive positions, including those of Director General, since 2000, at the Defense Systems company, Russia. In 2000 he was appointed Executive Secretary of the Defense Systems interstate financial and industrial group (Russia-Belarus). Since 2007 Mr. Batekhin has served as a Member of the Board of Directors of Polyus Gold, a gold producing public company in Russia. Mr. Batekhin holds a Masters of Business Administration degree and PhD in economics.

Joel D. Gross has over 25 years experience in the telecommunications industry, including serving at officer level positions with ATT, Teleport Communications Corp., and Broadview Networks. From 1999 to 2003, Mr. Gross served as Chief Financial Officer of Broadview Networks in New York, a private northeast regional competitive telecommunications company. He was also a Senior Vice President and Telecommunications Services Analyst with the Wall Street firm of Donaldson, Lufkin and Jenrette. He is currently an Advisor and Consultant. Mr. Gross graduated with an Masters of Business Administration from Pennsylvania State University and a Bachelor of Science degree in Economics from Rutgers University.

Sergey S. Polikarpov has served, since December 2007, as Managing Director at Rosnanotech (Russian Corporation of Nanotechnologies) in Russia. From October 2005 until July 2006, Mr. Polikarpov served as Director, and, since July 2006, as President of Smart Hydrogen Inc., an entity formed by Interros principals and Norilsk Nickel in order to participate in the hydrogen economy. From 2006 until December 2007, Mr. Polikarpov served as Head of the Hydrogen Project in the Interros Holding Company (ZAO), a private investment company in Russia. Until 2004, Mr. Polikarpov headed Investor Relations at Norilsk Nickel where he was responsible for communications with shareholders and analysts. Prior to his stint at Norilsk Nickel, Mr. Polikarpov also served as an Associate at LV Finance, a leading corporate finance boutique, and as a Research Analyst at Renaissance Capital, both in Moscow, Russia. Mr. Polikarpov graduated in 2006 from Harvard Business School with a Masters of Business Administration degree. In 1997, Mr. Polikarpov graduated from Moscow State Technical University of Civil Aviation where he received a Masters Degree in Airline Management.

Lisa Rosenblum is the Senior Vice President, Government Affairs and Education of Cablevision Systems Corporation, one of the nation’s leading telecommunications and entertainment companies. Prior to her current position, Ms. Rosenblum served as Commissioner and Deputy Chair of New York State Public Service Commission (NYSPSC), where she focused on telecommunications and electric policies, and Assistant Counsel to former New York State Governor Hugh L. Carey, where she was responsible for coordinating the legislative agendas of the NYSPSC, New York Power Authority and the New York State Energy Research and Development Authority, among others. Ms. Rosenblum recently completed her term as a member of the Board of Directors of the Legal Aid Society and has previously served as a member of the Board of Directors of Coro New York, an organization devoted to attracting and training young people for careers in public service. Ms. Rosenblum received her J.D. from the University of Connecticut School of Law and her undergraduate degree from Yale University.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors of the Company held 8 meetings during the fiscal year ended December 31, 2007 (“Fiscal 2007”). The Board of Directors has established four standing committees, an Audit Committee (the “Audit Committee”), a Compensation Committee (the “Compensation Committee”), a Corporate Governance and Nominating Committee (the “Corporate Governance Committee”), and a Strategy Committee (the “Strategy Committee”). During Fiscal 2007, each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors of the Company (held during the period for which he or she has been a director) and (2) the total number of meetings of all committees of the Board of Directors of the Company on which the director served (during the periods that he or she served).

Audit Committee

The Audit Committee consists of Messrs. Garberding (Chair), Grant and Gross and Ms. Helmer. The Audit Committee held 9 meetings during Fiscal 2007 and each member attended all of the meetings during the period in which such person served on the committee, except for Mr. Gross who missed one meeting.

Audit Committee Report

The Audit Committee of the Board of Directors is currently composed of four directors, each of whom is an independent director as defined in the NASDAQ Rules and the applicable rules of the Securities and Exchange Commission (“SEC”). In addition, the Board of Directors has made a determination that each of Messrs. Garberding and Gross qualifies as an “audit committee financial expert” as defined in the applicable rules of the SEC. Each of Messrs. Garberding and Gross’s designation by the Board as an “audit committee financial expert” is not intended to be a representation that either is an expert for any purpose as a result of such designation, nor is it intended to impose on them any duties, obligations, or liability greater than the duties, obligations or liability imposed on them as members of the Audit Committee and the Board in the absence of such designation.

The Audit Committee’s primary responsibility is for oversight of the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. A more complete description of the Audit Committee’s functions is set forth in the Audit Committee’s charter which is published on the Investors section of the Company’s website at www.plugpower.com.

In accordance with the Audit Committee’s charter, management has the primary responsibility for the financial statements and the financial reporting process, including maintaining an adequate system of internal controls over financial reporting. The Company’s independent auditors, KPMG LLP (“KPMG”), report directly to the Audit Committee and are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee, among other matters, is responsible for appointing the Company’s independent auditors, evaluating such independent auditors’ qualifications, independence and performance, determining the compensation for such independent auditors, and pre-approval of all audit and non-audit services. Additionally, the Audit Committee is responsible for oversight of the Company’s accounting and financial reporting processes and audits of the Company’s financial statements including the work of the independent auditors. The Audit Committee reports to the Board of Directors with regard to:

•	the scope of the annual audit;

•	fees to be paid to the auditors;

•	the performance of the Company’s independent auditors;

•	compliance with accounting and financial policies and financial statement presentation; and

•	the Company’s procedures and policies relative to the adequacy of internal accounting controls.

The Audit Committee reviewed and discussed with management of the Company and KPMG, the Company’s 2007 quarterly unaudited interim consolidated financial statements and 2007 annual consolidated financial statements, including management’s assessment of the effectiveness of the Company’s internal control over financial reporting and KPMG’s evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.

Additionally, the Audit Committee has discussed with KPMG any matters required to be discussed under Statement on Auditing Standards No. 61 (Communication with Audit Committees), which include, among other items, matters related to the conduct of the audit of the Company’s annual consolidated financial statements. The Audit Committee has also discussed the critical accounting policies used in the preparation of the Company’s annual consolidated financial statements, alternative treatments of financial information within generally accepted accounting principles that KPMG discussed with management, if any, the ramifications of using such alternative treatments and other written communications between KPMG and management.

KPMG has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with KPMG that firm’s independence. The Audit Committee has also concluded that KPMG’s performance of non-audit services is compatible with KPMG’s independence.

The Audit Committee also discussed with KPMG their overall scope and plans for their audit and met with KPMG, with and without management present, to discuss the results of their audit, the evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee also discussed with KPMG whether there were any audit problems or difficulties, and management’s response.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. The Audit Committee has also appointed KPMG as the Company’s independent auditors for the fiscal year ending December 31, 2008. This report is provided by the following independent directors, who constitute the Audit Committee:

Larry G. Garberding (Chairman)

J. Douglas Grant

Joel D. Gross

Maureen O. Helmer

Independent Auditors Fees

The following table presents fees for professional services rendered by KPMG for the audit of the Company’s annual financial statements and fees billed for other services rendered by KPMG:

	KPMG
	2007	2006
Audit Fees	$501,700	$392,850
Audit-Related Fees	25,000	31,400
Tax Fees	146,982	19,931
Other	—	—

In the above table, and in accordance with SEC definitions and rules: (1) “audit fees” are fees for professional services for the audit of the Company’s consolidated financial statements included in Form 10-K, review of unaudited interim consolidated financial statements included in Form 10-Qs, testing of the effectiveness of internal control on financial reporting, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; (2) “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements; (3) “tax fees” are fees for tax compliance, tax advice, and tax planning; and (4) “all other fees” are fees for any services not included in the first three categories.

Under the Audit Committee’s charter, the Audit Committee is authorized to delegate to one or more of its members the authority to pre-approve audit and non-audit services. All fees listed in the above table were approved using pre-approval procedures. The Audit Committee has not delegated its pre-approval authority. The Audit Committee approved all audit and non-audit services provided to the Company by KPMG during Fiscal 2007.

Compensation Committee

The Compensation Committee consists of Messrs. Willis (Chair), Batekhin, McNamee and Woicke, each of whom is an independent director under the NASDAQ Rules. The Compensation Committee held 6 meetings during Fiscal 2007. See “Report of the Compensation Committee and the Board of Directors on Executive Compensation” and “Compensation Committee Interlocks and Insider Participation” for a further description of the activities of the Compensation Committee in Fiscal 2007.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee (the “Governance Committee”) consists of Ms. Helmer (Chair) and Messrs. Polikarpov and Woicke, each of whom is an independent director under the NASDAQ Rules. The Governance Committee held 5 meetings during Fiscal 2007. The Governance Committee’s responsibilities include establishing criteria for Board and committee membership, considering director nominations consistent with the requirement that a majority of the Board be comprised of independent directors as defined in the NASDAQ Rules, identifying individuals qualified to become board members, and selecting the director nominees for election at each annual meeting of stockholders. The Governance Committee is also responsible for developing and recommending to the Board a set of corporate governance guidelines applicable to the Company and periodically reviewing such guidelines and recommending any changes thereto. A more complete description of the Governance Committee’s functions is set forth in the Governance Committee’s charter which is published on the Investors section of the Company’s website at www.plugpower.com.

Strategy Committee

The Strategy Committee consists of Messrs. Grant (Chair), Gross, McNamee and Polikarpov, and Ms. Rosenblum. The Strategy Committee held 9 meetings during Fiscal 2007. The purpose of the Strategy Committee is to provide input to management in their development of the Company’s corporate strategy and to provide recommendations to the Board of Directors with respect to its review and approval of the corporate strategy. Members of the Strategy Committee received additional compensation for their participation in the Strategy Committee meetings as determined by the Board of Directors.

Director Compensation

The Compensation Committee periodically reviews the Company’s Non-Employee Director Compensation Plan (the “Plan”) to ensure that the compensation aligns the directors’ interests with the long-term interests of the stockholders and that the structure of the compensation is simple, transparent and easy for stockholders to understand. The Compensation Committee also considers whether the Plan fairly compensates the Company’s directors when considering the work required in a company of the size and scope of the Company. Employee directors do not receive additional compensation for their services as directors. The following is a summary of the Plan:

Under the Plan, upon initial election or appointment to the Board of Directors, new non-employee directors receive non-qualified stock options to purchase 15,000 shares (50,000 shares for any new non-employee

Chairman) of Common Stock with an exercise price equal to fair market value on the date of grant and that are fully vested on the first anniversary of the date of the grant. Each year of a non-employee director’s tenure, the director will receive non-qualified options to purchase 10,000 shares (15,000 shares for any non-employee Chairman), plus non-qualified options to purchase an additional 5,000 shares for serving as chairman of the Audit Committee and non-qualified options to purchase an additional 2,000 shares for serving as chairman of any other committee, including the Compensation Committee and the Corporate Governance and Nominating Committee. These annual options, with an exercise price equal to fair market value on the grant date, fully vest on the first anniversary of the date of the grant.

In addition, each non-employee director is paid an annual retainer of $30,000 ($40,000 for any non-employee Chairman) for their services. Committee members receive additional annual retainers in accordance with the following:

Committee	Non-Employee Chairman	Non-Employee Director
Audit Committee	$20,000	$15,000
Compensation Committee	10,000	5,000
Corporate Governance and Nominating Committee	10,000	5,000
Strategy Committee	10,000	5,000

These additional payments for service on a committee are due to the workload and broad-based responsibilities of the committees.

The total amount of the annual retainers are paid in a combination of fifty percent (50%) cash and fifty percent (50%) Common Stock, with an option to receive up to one hundred percent (100%) Common Stock, at the election of the non-employee director. All such stock shall be fully vested at the time of issuance. Non-employee directors are also reimbursed for their direct expenses associated with their attendance at board meetings.

Non-Employee Director Compensation Table

The following table provides information for non-employee directors who served during Fiscal 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Total ($)
Douglas Grant	27,500	27,500	21,360	76,360
Gary Willis	20,000	20,000	21,360	61,360
George McNamee	18,125	40,625	26,700	85,450
Joel Gross	25,000	25,000	17,800	67,800
Larry Garberding	25,000	25,000	26,700	76,700
Lisa Rosenblum	15,625	15,625	17,800	49,050
Maureen Helmer	32,588	32,412	21,360	86,360
Peter Woicke	—	40,000	17,800	57,800
Sergey Batekhin	17,500	17,500	17,800	52,800
Sergey Polikarpov	20,000	20,000	17,800	57,800

(1)	This column represents the dollar amount recognized for financial statement reporting purposes for the fair value of stock options granted to each of the named executives in 2007 in accordance with SFAS 123R. For additional information on the valuation assumptions with respect to the 2007 grants, refer to note 13 of the Company’s consolidated financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives. Awards in this column represent options with a grant date of May 17, 2007 and a grant date fair value in accordance with FAS 123R of $1.78.

The aggregate number of outstanding stock awards and option awards held by each director at February 1, 2008 is as follows:

	Stock Awards	Option Awards
Douglas Grant	29,203	45,000
Gary Willis	15,382	128,685
George McNamee	50,101	200,000
Joel Gross	10,768	15,000
Larry Garberding	44,893	90,000
Lisa Rosenblum	6,818	15,000
Maureen Helmer	16,796	32,000
Peter Woicke	15,965	25,000
Sergey Batekhin	7,517	15,000
Sergey Polikarpov	8,590	15,000

Policy Governing Director Attendance at Annual Meetings

The Board of Directors has adopted a formal policy that all directors are expected to attend the Company’s annual meetings of stockholders in person, unless doing so is impracticable due to unavoidable conflicts. All eleven of the Company’s eleven directors at the time attended the 2007 annual meeting, one director participating via telephone.

Policies Governing Director Nominations

Securityholder Recommendations

The Governance Committee’s current policy with regard to the consideration of director candidates recommended by securityholders is that it will review and consider any director candidates who have been recommended by one or more of the stockholders of the Company entitled to vote in the election of directors in compliance with the procedures established from time to time by the Governance Committee. All securityholder recommendations for director candidates must be submitted to the Company’s Corporate Secretary at Plug Power Inc., 968 Albany Shaker Road, Latham, NY 12110, who will forward all recommendations to the Governance Committee. We did not receive any securityholder recommendations for director candidates for election at the 2008 annual meeting. All securityholder recommendations for director candidates for election at the Company’s 2009 annual meeting must be submitted to the Company’s Corporate Secretary on or before January 21, 2009 and must include the following information:

•	the name and address of record of the stockholder;

•

a representation that the securityholder is a record holder of the Company’s stock entitled to vote in the election of directors, or if the securityholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934, as amended;

•

the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate;

•

a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for membership on the Board of Directors approved by the Governance Committee from time to time;

•	a description of all arrangements or understandings between the securityholder and the proposed director candidate;

•

the consent of the proposed director candidate (i) to be named in the proxy statement relating to the annual meeting of stockholders and (ii) to serve as a director if elected at such annual meeting; and

•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

Board Membership Criteria

The Governance Committee has established criteria for membership on the Board of Directors. These criteria include the following specific, minimum qualifications that the Governance Committee believes must be met by a Governance Committee-recommended nominee for a position on the Board of Directors:

•

The nominee must have high personal and professional integrity, must have demonstrated exceptional ability and judgment, and must be expected, in the judgment of the Governance Committee, to be highly effective, in conjunction with the other nominees to the Board of Directors, in collectively serving the interests of the Company and its stockholders.

In addition to the minimum qualifications for each nominee set forth above, the Governance Committee will recommend that the Board of Directors select persons for nomination to help ensure that:

•	the Board of Directors will be comprised of a majority of “independent directors” in accordance with NASDAQ rules;

•	each of the Audit, Compensation and Governance Committees shall be comprised entirely of independent directors;

•	each member of the Audit Committee is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement; and

•

at least one member of the Audit Committee has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Finally, in addition to any other standards the Governance Committee may deem appropriate from time to time for the overall structure and composition of the Board of Directors, the Governance Committee, when recommending that the Board of Directors select persons for nomination, may consider whether the nominee has direct experience in the industry or in the markets in which the Company operates.

The Governance Committee will recommend to the Board of Directors the nomination of the director candidates who it believes will, together with the existing members of the Board of Directors and other nominees, best serve the interests of the Company and its stockholders.

Identifying and Evaluating Nominees

The Governance Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, the Chief Executive Officer, other executive officers, third-party search firms, or any other source it deems appropriate. The Governance Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or that has been recommended to it by a securityholder in compliance with the Governance Committee’s procedures for that purpose and conduct inquiries it deems appropriate into the background of these proposed director candidates. In identifying and evaluating proposed director candidates, the Governance Committee may consider, in addition to the minimum qualifications and other criteria for membership on the Board of Directors approved by the Governance Committee from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of each proposed director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board of Directors. Based on these considerations, the Governance Committee will recommend to the Board of Directors the nomination of the director candidates who it believes will, together with the existing members of the Board of Directors and other nominees, best serve the interests of the Company and its stockholders. The Governance Committee will evaluate proposed director candidates who have been recommended by securityholders in compliance with the policies and procedures established by the Governance Committee in the same manner as all other proposed director candidates being considered by the Governance Committee, with no regard to the source of the initial recommendation of such proposed director candidate.

The foregoing policies regarding securityholder recommendations, Board membership criteria and identifying and evaluating nominees do not apply to directors appointed by the holders of the Class B Capital Stock.

Contacting the Board of Directors

You may contact any directors of the Company by writing to them c/o Plug Power Inc., 968 Albany Shaker Road, Latham, New York 12110, attention: Corporate Secretary. Your letter should clearly specify the name of the individual director or group of directors to whom your letter is addressed. Any communications received in this manner will be forwarded as addressed.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The names and ages of all executive officers of the Company and the principal occupation and business experience for at least the last five years for each are set forth below. The ages of and biographical information regarding each executive officer is based on information furnished to the Company by each executive officer and is as of March 1, 2008.

Executive Officers	Age	Position
Andrew Marsh	52	President, Chief Executive Officer and Director
Gerald A. Anderson	50	Chief Financial Officer
David P. Waldek	43	Vice President of Finance
Mark A. Sperry	47	Vice President and Chief Marketing Officer
Gerard L. Conway, Jr.	43	General Counsel, Vice President of Government Relations and Corporate Secretary
Thomas M. Hutchison	62	Vice President of Engineering
Joseph M. Millington	52	Vice President of Human Resources
Allan Greenberg	54	Vice President of Sales
Bradley H. Johnson	42	Vice President of Operations
Chris Reid	42	Vice President and Vice President of Plug Power Canada Inc.

Andrew Marsh’s biographical information can be found in the section entitled “Information about our Directors” in this Proxy Statement.

Gerald A. Anderson joined Plug Power as Chief Financial Officer in July 2007. He is responsible for managing all aspects of the Company’s financial, investor relations and information services operations. Prior to joining Plug Power, Mr. Anderson was the Treasurer and Director of Finance for Intermagnetics General Corporation. Utilizing an acquisition growth strategy, he managed finance, treasury, risk management and business valuation functions for the medical device manufacturing company. Prior to that, he was Chief Financial Officer for J Management Company. In addition to managing finance, controllership, merger and acquisition and treasury functions, he also helped set the strategic direction of the company. Earlier in his career, Mr. Anderson spent 15 years with KeyCorp, eventually as Senior Vice President, Director of Business Analysis and Management Reporting. He has more than 25 years of financial experience. Mr. Anderson is a director of the Gilda’s Club Capital Region New York. He holds a Bachelor of Science degree in Business Administration, with a concentration in Accounting, from the University of Arizona.

David P. Waldek has served as Vice President of Finance since July 2007. Mr. Waldek served as Interim Chief Financial Officer from February 2007 until July 2007. Concurrently, Mr. Waldek serves as co-founder of CRO Advisory Group, where he is responsible for providing strategic financial and business advisory services for high-growth companies. Prior to that, Mr. Waldek served for six years as the CFO for Albany Molecular Research and as Vice President of Finance with Boston Scientific/Namic. Mr. Waldek is an active member of the American Institute of Certified Public Accountants and New York State Society of Certified Public Accountants. He holds a Bachelor of Science degree in Economics from the University of Rochester and a Masters of Business Administration in Finance from the William E. Simon Graduate School of Business Administration.

Mark A. Sperry has served as Vice President and Chief Marketing Officer since May 2000. In that capacity, Mr. Sperry is responsible for all strategy, marketing and advanced technical program activities, including corporate, business and market development, strategic planning, product marketing and marketing communications. Currently, Mr. Sperry also manages the Company’s strategic technology programs, including activities with Honda, Solid Oxide Fuel Cells and high temperature Proton exchange Membrane efforts funded by the European Union and the U.S. Department of Energy. Prior to joining the Company, Mr. Sperry spent 15 years at Xerox Corporation, where he served as Vice President and General Manager for the Production Color Business within the North American Solutions Group. While at Xerox, he held a wide variety of positions spanning finance, operations, marketing and strategy, including worldwide marketing responsibility for the highly successful, multi-billion dollar DocuTech product family. Mr. Sperry holds a position on the executive committee of the American Marketing Association and is currently a board member of the Saratoga County Chamber of Commerce. Mr. Sperry received Bachelor of Science degrees in Economics and Political Science from Dickinson College and a Masters in Business Administration from Syracuse University.

Gerard L. Conway, Jr. has served as General Counsel and Corporate Secretary since September 2004, and Vice President of Government Relations since 2005. In that capacity, Mr. Conway is responsible for all legal matters related to the Company and serves as the Compliance Officer for securities matters affecting the Company. Additionally, Mr. Conway is responsible for the Company’s state, federal and international government relations activities. Prior to his appointment, Mr. Conway served as Associate General Counsel and Director of Government Relations for the Company since July 2000. Mr. Conway holds a Bachelor of Arts degree in English and Philosophy from Colgate University and a J.D. from Boston University School of Law.

Thomas M. Hutchison has served as Vice President of Engineering since June 2006. Mr. Hutchison is responsible for all current and forward model product engineering activity. Prior to joining the Company, Mr. Hutchison served as the Global Director of Product Safety and Environment for the Visteon Corporation. He has also held executive positions at Ford Motor Company in both Europe and Asia where he served as the director of European Engineering and President of the NALDEC Electronics Corporation in Japan. Mr. Hutchison has more than 29 years of experience in the fields of automotive power train design, development, planning and quality employment. Mr. Hutchison holds a Bachelor of Science degree in Automotive Engineering Technology from Western Michigan University and a Master of Arts degree in Organizational Leadership from Eastern Michigan University.

Joseph M. Millington has served as Vice President of Human resources since July 2006. Mr. Millington leads the organization in the areas of human resource strategy, organizational development, employee relations, staffing, benefits administration, compensation and training. Mr. Millington is also responsible for the environmental health and safety function for the Company. Prior to joining Plug Power, Mr. Millington served as Vice President of Human Resources at Acterna Corporation. Mr. Millington has more than 20 years of global human resources and organizational development experience with Hewlett-Packard, Quantum Corporation and Acterna Corporation. Mr. Millington is a member of the Board of Directors for the Brant Lake Foundation. He also serves on the Dean’s Advisory Council for the School of Business at Siena College. He received a Bachelor of Arts degree from Siena College and a Masters of Education Degree from University of Vermont.

Allan Greenberg has served as Vice President of Sales since November 2006. Dr. Greenberg is responsible for leading the strategies, initiatives and functions of all sales-related activities that support and direct the selling of the Company’s products and services worldwide. He also provides leadership to regional sales teams in support of business partner channels and direct sales operations. Prior to joining the Company, Dr. Greenberg served as Vice President for Dimension Data. He was responsible for mission critical data center solutions. Dr. Greenberg has also held leadership positions with Mirror Worlds Technology, Nortel Networks Corporation and Compaq Computer Corporation. Dr. Greenberg has more than 22 years of sales experience. Dr. Greenberg holds a Bachelor of Arts degree from the State University of New York at Buffalo and a Ph.D. from Purdue University.

Bradley H. Johnson was appointed Vice President of Operations in January 2007. Mr. Johnson joined Plug Power as Director of Financial Planning and Analysis in July 2000 and was appointed Director of Supply Chain Management in February 2001 and Director of Customer Operations in February 2005. He was promoted to Vice President of Customer Operations in December 2005. Mr. Johnson is responsible for directing operations related to supply chain and manufacturing as well as customer support activities, which includes selection and management of channel partners, order fulfillment, product documentation, product training and technical support. Prior to joining Plug Power, Mr. Johnson spent six years with Saint Gobain Corporation’s Abrasive Branch, where he most recently served as Controller for a $300-million North American manufacturing business. While at Saint Gobain Abrasives, he was also responsible for worldwide financial planning and analysis. Prior to Saint Gobain, Mr. Johnson spent seven years working for Lockheed Corporation (currently Lockheed Martin) in both operational and staff financial roles. Mr. Johnson is a Certified Management Accountant and a member of the Institute of Management Accountants. Mr. Johnson received a Bachelor of Science degree in Finance and a Masters of Business Administration degree from Bentley College.

Chris Reid joined Plug Power as Vice President upon the acquisition of Cellex Power Products by Plug Power in April 2007. Prior to joining Plug Power, Mr. Reid was co-founder of Cellex and had been President, Chief Executive Officer, and a director since it was incorporated in 1998. Prior to founding Cellex, he was a principal partner in General Exergy Inc., a power technology consulting firm. From 1995 to 1997, he helped establish and manage a fuel cell development program at the Institute of Integrated Energy Systems sponsored by British Gas and Ballard Power Systems Inc. Before that, Mr. Reid worked developing core technology for two early stage companies and as a plant engineer for Kimberly Clark, a major manufacturing company. Mr. Reid is a director of AceTech, a not-for-profit educational organization for technology CEOs, the Working Opportunity Fund, a labour sponsored venture capital fund in BC, and the Vancouver Aquarium Marine Science Centre. Mr. Reid holds a Bachelor of Science degree in Mechanical Engineering from the University of Manitoba and a Master of Applied Science degree from the University of Victoria.

Subject to any terms of any employment agreement with the Company (as further described in the Proxy Statement), each of the executive officers holds his or her respective office until the regular annual meeting of the Board of Directors following the annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, annual cash incentive bonuses, long-term equity incentive compensation and broad-based benefits programs. We place emphasis on pay for performance-based incentive compensation, which is designed to reward our executives based on the achievement of predetermined performance goals. This Compensation Discussion and Analysis explains our compensation objectives, policies and practices with respect to our Chief Executive Officer, Chief Financial Officer and the other three most highly-compensated executive officers as determined in accordance with applicable SEC rules, which are collectively referred to as the named executive officers.

The Company’s Chief Financial Officer position experienced numerous changes during Fiscal 2007. Jean Nelson served as Chief Financial Officer from November 2006 until she resigned in February 2007. David Waldek served as Interim Chief Financial Officer from February 2007 through July 2007. During Mr. Waldek’s tenure as Interim Chief Financial Officer, Robert Powers, the Company’s Corporate Controller at that time and Interim Chief Financial Officer from June 2006 through November 2006, served as the Company’s principal financial officer for purposes of filing the Company’s 2007 Form 10-K and 2007 first quarter Form 10-Q. Gerald Anderson became the Chief Financial Officer of the Company in July 2007, at which point Mr. Waldek stepped down as Interim Chief Financial Officer, but has remained with the Company as Vice President of Finance.

The Company’s Chief Technology Officer, John Elter, retired in December of 2007 and has been retained by the Company as a consultant through December 31, 2008. Additionally, in February 2007, Gregory Silvestri resigned as President and Dr. Roger Saillant, the Chief Executive Officer at the time, was reinstated as President. Effective as of April 7, 2008, Dr. Saillant resigned from his positions as the President, Chief Executive Officer and a Director of the Company. Andrew Marsh was appointed by the Board of Directors as President, Chief Executive Officer and member of the Board of Directors of the Company effective April 8, 2008.

Objectives of Our Executive Compensation Programs

Our compensation programs for our named executive officers are designed to achieve the following objectives:

•	Attract and retain talented and experienced executives;

•	Motivate and reward executives whose knowledge, skills and performance are critical to our success;

•

Provide a competitive compensation package which is weighted towards pay for performance and in which total compensation is primarily determined by Company and individual results and the creation of shareholder value;

•	Ensure fairness among the executive management team by recognizing the contributions each executive makes to our success; and

•	Motivate our executives to manage our business to meet our short- and long-term objectives and reward them for meeting these objectives.

Our Executive Compensation Programs

Our executive compensation primarily consists of base salary, annual cash incentive bonuses, long-term equity incentive compensation and broad-based benefits programs. Consistent with the emphasis we place on pay for performance-based incentive compensation, long-term equity incentive compensation in the form of stock options constitutes a significant portion of our total executive compensation.

Within the context of the overall objectives of our compensation programs, our Compensation Committee determined the specific amounts of compensation to be paid to each of our executives in 2007 based on a number of factors, including:

•	its understanding of the amount of compensation generally paid by similarly situated companies to their executives with similar roles and responsibilities;

•	our executives’ performance during 2007 in general and as measured against predetermined performance goals;

•	the roles and responsibilities of our executives;

•	the individual experience and skills of, and expected contributions from, our executives;

•	the amounts of compensation being paid to our other executives;

•	our executives’ historical compensation at our Company; and

•	any contractual commitments we have made to our executives regarding compensation.

Each of the primary elements of our executive compensation is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation and a discussion of the amounts of compensation paid to our named executive officers in 2007 under each of these elements. In the descriptions below, we have identified particular compensation objectives which we have designed our executive compensation programs to serve; however, we have designed our compensation programs to complement each other and collectively serve all of our executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation, each element to a greater or lesser extent serves each of our objectives.

Base Salary

We pay our executives a base salary which we review and determine annually. We believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward executives for their overall performance. Base salaries are established in part based on the individual experience, skills and expected contributions of our executive and our executive’s performance during the prior year.

In 2007, we increased the base salaries of our named executive officers as follows: Mr. Sperry’s base salary increased from $238,335 to $248,000 per year and Mr. Hutchison’s base salary increased from $225,000 to $238,500 per year. Mr. Greenberg’s base salary did not increase as he became Vice President of Sales in October 2006, and his base salary therefore remained at $250,000 per year. Dr. Saillant declined a base salary increase and therefore his base salary remained at $325,000 per year. We initially hired Mr. Anderson in July 2007, and we established his base salary at $225,000. Our executives’ base salaries reflect the initial base salaries that we negotiated with each of our executives at the time of his or her initial employment or promotion and our subsequent adjustments to these amounts to reflect market increases, the growth and stage of development of our Company, our executives’ performance and increased experience, any changes in our executives’ roles and responsibilities and other factors. The initial base salaries that we negotiated with our executives were based on our understanding of the market at the time, the individual experience and skills of, and expected contribution from, each executive, the roles and responsibilities of the executive, the base salaries of our existing executives and other factors.

Annual Cash Incentive Bonuses

Consistent with our emphasis on pay for performance incentive compensation programs, our executives are eligible to receive annual cash incentive bonuses primarily based upon their performance as measured against predetermined performance goals, including financial measures, achievement of strategic objectives and other factors. The primary objective of our annual cash incentive bonuses is to motivate and reward our named executive officers for meeting our objectives using a pay for performance-based program with objectively determinable performance goals. We do not believe that every important aspect of executive performance is capable of being specifically quantified in a predetermined objective performance goal. For example, events outside of our control may occur after we have established the executives’ performance goals for the year that require our executives to focus their attention on different or other strategic objectives.

We establish the target amount of our annual cash incentive bonuses at levels that represent a portion of our executives’ currently paid out cash compensation. The annual cash incentive bonus for each of our executives is to be paid based on the level of achievement of predetermined performance goals.

In 2007, we established a target annual cash incentive bonus for each of our executives of 10%, 20% or 30% of his or her base salary. Specific performance goals are aligned with each of these bonus levels. The goals are set for each individual to reflect an approximate likelihood of attainment of 90% for the 10% bonus level performance goals, 70% for the 20% bonus level performance goals and 50% for the 30% bonus level performance goals. Since the annual cash incentive bonus is payable based on the achievement of each of the different levels of performance goals, the executive officer may earn between 0% and 30% of his or her base salary based on his or her performance. Our maximum and threshold levels for these performance goals are determined in relation to our target levels and are intended to provide for correspondingly greater or lesser incentives in the event that performance is within an appropriate range above or below the target level. Because disclosure of the specific performance goals would give competitors information that could be leveraged by our competitors for competitive advantage, we do not disclose these specific performance goals. Generally these goals fell into one or more of the following categories: (i) increase sales, (ii) decrease product cost, (iii) improve product performance and reliability, (iv) market development, and (v) long-term strategy.

Neither the public corporate milestones, nor the specific performance goals for individual executives for 2008 have been determined as of the date of this proxy statement. Knowing that the Company’s CEO and President of the past eight years, Roger Saillant, would be retiring effective April 7, 2008 and that the Company would be welcoming its new CEO and President, Andrew Marsh on April 8, 2008, the Board believed that it would be premature to announce public milestones for 2008 prior to Mr. Marsh’s arrival. Similarly, the Board believed that it would be premature to set the executives’ performance goals as they are intimately linked to the corporate milestones. The corporate milestones and executives’ performance goals for 2008, therefore, will be announced subsequent to this proxy statement and disclosed in a Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”).

In 2007, none of the executive officers attained their performance goals; and, therefore, none of them received cash incentive bonuses in 2007, except Mr. Greenberg, whose October 2006 offer letter provides for a minimum 2007 bonus equal to 25% of his base salary ($62,500), and Mr. Anderson, whose July 2007 offer letter provides for a minimum 2007 bonus equal to 10% of his base salary ($22,500). It should be noted that executive officers must be employed with the Company a minimum of 4 months to be eligible for a cash incentive bonus. Additional cash bonuses outside of the performance-based plan were paid to executives who played a key role in the integration of the two companies acquired in 2007, Cellex Power Products, Inc. and General Hydrogen Corporation, with the Company. Mr. Sperry received a cash bonus based on his significant role in the integration equal to approximately 3.3% of his base salary ($8,000).

Long-Term Equity Incentive Compensation

We grant long-term equity incentive awards in the form of stock options and restricted stock to executives as part of our total compensation package. Consistent with our emphasis on pay for performance-based incentive compensation, these awards represent a significant portion of total executive compensation. Based on the stage of our Company’s development and the incentives we aim to provide to our executives, we have chosen to use either stock options or a combination of stock options and restricted stock as our long-term equity incentive awards. Our decisions regarding the amount and type of long-term equity incentive compensation and relative weighting of these awards among total executive compensation have also been based on our understanding of market practices of similarly situated companies and our negotiations with our executives in connection with their initial employment or promotion by our Company.

Additionally, the Board adopted stock ownership guidelines for named executives, effective as of August 15, 2005, which are also considered when granting long-term equity incentive awards to executives. These guidelines provide a target level of Company equity holdings with which named executives are expected to comply within five (5) years from the latter of the effective date of the guidelines or the date the individual is first appointed as an executive. The target stock holdings are determined as a multiple of the named executive’s base salary and then converted to a fixed number of shares. The named executive’s base salary is multiplied by five (5) for Chief Executive Officer and by three (3) for all other named executives; then that product is divided by Plug Power’s 200-day average common stock price as reported by the NASDAQ; and finally that amount is then rounded to the nearest 100 shares. The following counts towards satisfaction of these stock ownership guidelines: shares owned outright by the executive or his or her immediate family members residing in the same household; stock held in the Plug Power Inc. Savings and Retirement Plan (401K Plan); stock held in the Plug Power Inc. Employee Stock Purchase Plan (ESPP); restricted stock issued as part of an executive’s annual or other bonus whether or not vested; shares acquired upon the exercise of employee stock options; shares underlying unexercised employee stock options as part of the Plug Power Inc. Employee Stock Option Plan (ESOP) times a factor of 33 percent; and shares held in trust.

Stock option awards provide our executive officers with the right to purchase shares of our common stock at a fixed exercise price typically for a period of up to ten years, subject to continued employment with our Company. Stock options are earned on the basis of continued service to us and generally vest over three years, beginning with one-third vesting on after the first anniversary of the grant date, one-third vesting on the second anniversary of the grant date and the final one-third vesting on the third anniversary of the grant date, subject to acceleration in certain circumstances. Stock option awards are made pursuant to our 1999 Stock Option and Incentive Plan. Except as may otherwise be provided in the applicable stock option award agreement, stock option awards become fully exercisable upon a change of control under the 1999 Stock Option and Incentive Plan. The exercise price of each stock option granted under our 1999 Stock Option and Incentive Plan is the closing price of our common stock on the NASDAQ Global Market as of the effective date of each grant.

We make grants to our existing executive officers on an annual basis; however, grants to new hires and grants relating to an existing executive officer’s promotion may be made on a periodic basis. All grants to executive officers are approved by the Compensation Committee. In 2007, we considered a number of factors in determining the number of stock options, if any, to grant to our executives, including:

•	the number of shares subject to, and exercise price of, outstanding options, both vested and unvested, held by our named executive officers;

•	the vesting schedule of the unvested stock options held by our named executive officers; and

•	the amount and percentage of our total equity on a diluted basis held by our named executive officers.

Restricted stock awards provide our executive officers with shares of our stock that they may retain or trade; however, all executive officers must trade within their rights according to our Insider Trading Policy. The restricted stock is intended to be a long-term incentive alternative to the stock option awards that may be appropriate for executive officers based on their performance and their critical skills. Restricted stock awards may vest over three years, beginning with one-third vesting one year after the date of grant, then pro-rata vesting monthly thereafter. Restricted stock awards are made pursuant to our 1999 Stock Option and Incentive Plan.

Broad-Based Benefits

All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance, and our 401(k) plan.

Our Executive Compensation Process

The Compensation Committee of our board of directors is responsible for determining the compensation for our named executive officers. The Compensation Committee is composed entirely of non-employee directors who are “independent” as that term is defined in the applicable NASDAQ rules. In determining executive compensation, our Compensation Committee annually reviews the performance of our executives with our Chief Executive Officer, and our Chief Executive Officer makes recommendations to our Compensation Committee with respect to the appropriate base salary, annual cash incentive bonus payments and performance measures, and grants of long-term equity incentive awards for each of our executives. The Chairman of the Compensation Committee makes recommendations to the Compensation Committee with regards to the Chief Executive Officer’s compensation. The Compensation Committee makes its determination regarding executive compensation and then recommends such determination to the Board of Directors. The Board of Directors ultimately approves executive compensation.

As a result, the total amount of compensation that we paid to our executives, the types of executive compensation programs we maintained and the amount of compensation paid to our executives under each program has been determined by our Compensation Committee and Board of Directors based on their understanding of the market, experience in making these types of decisions and judgment regarding the appropriate amounts and types of executive compensation to provide.

Summary Compensation

The following table sets forth information concerning compensation for services rendered in all capacities awarded to, earned by or paid to the individuals serving as the Company’s principal executive officer, principal financial officer and the three other most highly compensated executive officers during Fiscal 2007 (“named executive officers”).

Summary Compensation Table

Name and Principal position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Roger B. Saillant(6)	2007	325,000	—	—	307,000	57,539	13,428	702,967
Chief Executive Officer	2006	325,000	48,750	—	307,000	57,539	13,178	751,467

Gerald A. Anderson(7)	2007	108,173	22,500	11,100	38,250	—	5,002	185,025
Vice President and Chief Financial Officer	2006	—	—	—	—	—	—	—

David P. Waldek(8)	2007	165,750	—	4,755	7,583	—	53	178,141
Interim Chief Financial Officer	2006	—	—	—	—	—	—	—

Jean Nelson(9)	2007	52,885	—	—	—	—	13,285	66,170
Vice President and Chief Financial Officer	2006	26,442	—	2,633	38,350	—	34	67,459

Robert Powers(10)	2007	122,351	—	3,720	12,024	—	6,070	144,165
Principal Financial Officer	2006	113,693	15,000	6,570	10,747	—	5,754	151,764

Mark A. Sperry	2007	242,673	8,000	39,060	100,344	—	11,377	401,454
Vice President and Chief Marketing Officer	2006	237,462	60,750	35,805	97,656	—	11,339	443,012

Thomas M. Hutchinson(11)	2007	237,462	—	80,000	72,200	—	12,743	402,405
Vice President of Engineering	2006	129,810	18,000	46,667	39,250	—	44,798	278,525

Allan Greenberg(12)	2007	249,616	62,500	19,550	35,159	—	20,890	387,715
Vice President of Sales	2006	43,269	25,000	8,417	49,067	—	7,271	133,024

(1)	This column represents the dollar amount of discretionary bonuses paid to executives. During 2007 there were no bonus payments made under formal incentive compensation plans, as targets were not met.
(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of restricted stock granted in 2007 as well as prior fiscal years. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Fair value is calculated using the closing price of Plug Power stock on the date of grant. For additional information, refer to note 13 of the Company’s consolidated financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC. Also see the Grants of Plan-Based Awards Table for information on awards made in 2007. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.
(3)

This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted to each of the named executives, in 2007 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2007 grants, refer to note 13 of the Company’s consolidated financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC. Also see note 13 for information on the valuation assumptions with respect to grants made prior to 2007. See the Grants of Plan-Based Awards Table for information on options granted in 2007. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(4)	This column represents the sum of the change in pension value for Roger Saillant under his Supplemental Employee Retirement Plan (the Plan), the only pension plan offered by the Company. This Plan was offered to Mr. Saillant in order to compensate him for the value of pension benefits forfeited when he left Ford/Visteon Corporation and joined the Company in 2000. Mr. Saillant became fully vested under this Plan in 2007. See the “Pension Benefits Table” for additional information.
(5)	See the “All Other Compensation Table” below for additional information.
(6)	Dr. Saillant retired in April 2008.
(7)	Mr. Anderson was hired in July 2007, and therefore he received compensation in 2007 for six months, and no compensation for 2006.
(8)	Mr. Waldek was served as Interim CFO from February 2007 to July 2007.
(9)	Ms. Nelson resigned in February 2007.
(10)	Mr. Powers served as Interim CFO in 2006, and acted as Principal Financial Officer for a portion of 2007.
(11)	Mr. Hutchison was hired in June 2006, and therefore he received compensation in 2006 for seven months.
(12)	Mr. Greenberg was hired in October 2006, and therefore he received compensation in 2006 for three months.

All Other Compensation Table

The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

		Value of Supplemental Life Insurance Premiums (1)	Payments Relating to 401(k) Savings Plan (2)	Relocation Payments (3)	Total
Roger B. Saillant	2007	2,178	11,250	—	13,428
	2006	2,178	11,000	—	13,178

Gerald A. Anderson	2007	242	4,760		5,002
	2006	—	—	—	—

David P. Waldek	2007	53	—	—	53
	2006	—	—	—	—

Jean Nelson	2007	—	2,644	10,641	13,285
	2006	34	—	—	34

Robert Powers	2007	76	5,994	—	6,070
	2006	69	5,685	—	5,754

Mark A. Sperry	2007	356	11,021	—	11,377
	2006	339	11,000	—	11,339

Thomas M. Hutchinson	2007	1,493	11,250	—	12,743
	2006	809	5,409	38,580	44,798

Allan Greenberg	2007	552	11,250	9,088	20,890
	2006	92	1,442	5,737	7,271

(1)	This column reports taxable payments made on the behalf of the named executives to cover premiums for life insurance policies owned by the executives.
(2)	This column reports Company matching contributions to the named executive’s 401(k) savings account of up to the limitations imposed under IRS rules.
(3)	This column represents moving and relocation reimbursements made on behalf of executives.

Grants of Plan-Based Awards Table

The following table provides information about equity awards granted to the named executive officers in 2007:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (1)	All Other Option Awards: Number Of Securities Underlying Options (#) (2)	Exercise Or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Roger B. Saillant	—

Gerald A. Anderson	07/09/07	20,000			66,600
	07/09/07		45,000	3.33	85,950

David P. Waldek	07/11/07	9,000			28,530
	07/11/07		25,000	3.17	45,500

Jean Nelson	—

Robert Powers	02/14/07		1,000	3.75	2,260

Mark A. Sperry	02/14/07		40,000	3.75	90,400

Thomas M. Hutchinson	02/14/07		25,000	3.75	56,500

Allan Greenberg	—

(1)	This column shows the number of restricted shares granted in 2007 to the named executive. The restrictions lapse ratably in three equal annual installments, beginning one year from the date of grant.
(2)	This column shows the number of stock options granted in 2007 to the named executives. These options generally vest and become exercisable ratably in three equal annual installments, beginning one year from the date of grant.
(3)	This column shows the exercise price for the stock options granted, which was the closing price of Plug Power stock on the date of grant, the date the Compensation Committee granted the options.
(4)	This column shows the full grant date fair value of restricted stock and stock options under SFAS 123R granted to the named executives in 2007. The full grant date fair value is the amount that the Company would expense in its financial statements over the award’s vesting schedule. For restricted stock, fair value is calculated using the closing price of Plug Power stock on the grant date. For stock options, fair value is calculated using the Black Scholes value on the grant date. The fair value shown for stock awards and option awards are accounted for in accordance with SFAS 123R. For additional information on the valuation assumptions, refer to note 13 of the Company’s consolidated financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC. These amounts reflect the Company’s accounting expense, and do not correspond to the actual value that will be recognized for the named executives.

Discussion of Summary Compensation, All Other Compensation, and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table, All Other Compensation Table, and the Grants of Plan Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

Employment Agreements

The Company and Dr. Saillant were parties to an employment agreement which renewed automatically for successive one-year terms unless Dr. Saillant or the Company gave notice to the contrary. Dr. Saillant received an annual base salary of $325,000 and was eligible to: (i) receive an annual incentive bonus with a target amount equal to 100 percent of his annual base salary; (ii) participate in all savings and retirement plans; and (iii) participate in all benefit and executive perquisites. Dr. Saillant’s employment could have been terminated by the Company for “cause”, as defined in the agreement, or by Dr. Saillant for “good reason”, as defined in the agreement, or without “good reason” upon sixty days’ prior notice to the Company. If Dr. Saillant’s employment was terminated by the Company for any reason other than cause, death or disability, or in the event that Dr. Saillant terminated his employment with the Company and was able to establish “good reason”, the Company was obligated to pay Dr. Saillant the sum of the following amounts: (i) his expected bonus through the date of termination; plus (ii) either, two years’ annual base salary and two years’ expected bonus if the date of termination occurred within one year after a change in control of the Company, or one year’s annual salary and one year’s expected bonus if the termination occurred either in the absence of a change in control or more than one year after a change in control. In the event of a termination for “good reason,” Dr. Saillant was entitled to be fully vested in any outstanding restricted stock, stock options and other stock awards previously granted. Furthermore, the Company was required to continue paying health insurance and other benefits to Dr. Saillant and his eligible family members for twelve (12) months following his termination.

Dr. Saillant retired as President, Chief Executive Officer and as a member of the Board of Directors of the Company effective as of the close of business on April 7, 2008 (the “Retirement Date”). In connection with his retirement, the Company and Dr. Saillant entered into a retirement agreement on April 2, 2008. The retirement agreement provides for Dr. Saillant to receive a retirement payment, in the amount of $1,494,966, on the date that is six months after the Retirement Date. The majority of the retirement payment, $1,169,966, is required under the terms of Dr. Saillant’s 2000 employment agreement with the Company, mentioned above, and is intended to make Dr. Saillant whole for the retirement benefits he gave up by leaving Visteon Corp. to join the Company in 2000. The retirement agreement also provides that Mr. Saillant will, for the period of twelve months subsequent to the Retirement Date, make himself available to the Company’s Chief Executive Officer to advise on transition matters, and the Company shall compensate him for such services at the rate of $1,000 per day of service.

The Company and Mr. Sperry are parties to an employment agreement pursuant to which he will continue to receive fifty percent (50%) of his base salary for a period of twelve (12) months following termination for any reason other than his gross misconduct, negligence, theft, fraud or complete failure to perform his duties to the Company. Additionally, his stock options will continue to vest and the Company will continue his health and other benefits for twelve (12) months following the termination.

The Company and Mr. Sperry are parties to an agreement that provides, among other things, that if, within twenty-four (24) months after a change in control, the Company terminates such executive’s employment or assigns him duties materially inconsistent with his position (a “Terminating Event”), then such executive shall be entitled to (1) receive a lump sum payment equal to the sum of (i) his average annual base salary over the three fiscal years prior to the Terminating Event and (ii) his average annual bonus over the three fiscal years prior to the change in control, (2) continued vesting of his stock options for twelve (12) months following the Terminating Event, and (3) receive benefits, including health and life insurance for twelve (12) months following the Terminating Event.

Annual Cash Incentive Bonuses

In 2007, we established target annual cash incentive bonuses for each of our named executive officers as a percentage of that executive’s base salary according to the executives’ achievement of a number of predetermined performance goals, as described above under “Our Executive Compensation Programs—Annual Cash Incentive Bonuses.” Generally, for each goal, the executive has the ability to earn between 0% and 30% of the target bonus amount based on the level of achievement of his or her personal performance goals. The named executive officers did not achieve their performance goals in 2007 and therefore did not receive their target annual cash incentive bonuses; however, Mr. Anderson and Mr. Greenberg received guaranteed minimum bonuses that the Company had agreed to in their offer letters as discussed above in Annual Cash Incentive

Bonuses. Mr. Anderson received $22,500, or 10% of his annual base salary, and Mr. Greenberg received $62,500, or 25% of his annual base salary. Additionally, Mr. Sperry received a cash bonus of $8,000, or approximately 3.3% of his annual base salary, for his role in the integration of the two companies acquired by the Company in 2007.

2007 Stock Option Grants

In 2007, we granted Mr. Anderson stock options under our 1999 Stock Option and Incentive Plan to purchase 45,000 shares of common stock at an exercise price of $3.33 per share. Mr. Anderson’s stock options vest in equal thirds with one-third immediately vested upon the grant date, one-third vesting on the first anniversary of the grant date, and the remaining one-third vesting on the second anniversary of the grant date. Additionally, in 2007 we granted Mr. Waldek the stock options to purchase 25,000 shares of common stock at an exercise price of $3.17 per share, Mr. Sperry the stock option to purchase 40,000 shares of common stock at an exercise price of $3.75 per share and Mr. Hutchinson the stock option to purchase 25,000 shares of common stock at an exercise price of $3.75 per share. Each of these stock options has an exercise price equal to the fair market value on grant date and a term of ten years. Each of Messrs. Sperry and Hutchison’s stock options vest over three years with one-third of the total award vesting on the first anniversary of the grant date and the remainder vesting on the second and third anniversaries of the grant date.

1999 Stock Option and Incentive Plan

Administration. Our Board of Directors currently administers our 1999 Stock Option and Incentive Plan. The Compensation Committee of our Board of Directors is responsible for reviewing all of our executive compensation plans.

Eligibility. All of our employees, consultants and non-employee directors are eligible to be granted awards under our 1999 Stock Option and Incentive Plan. An employee, consultant or non-employee director granted an award is a participant under our 1999 Stock Option and Incentive Plan.

Number of Shares Available for Issuance. The maximum number of shares of our common stock that are authorized for issuance under our 1999 Stock Option and Incentive Plan as of January 1, 2008 is 14,481,262. Shares issued under the 1999 Stock Option and Incentive Plan may be treasury shares or authorized but unissued shares. In the event the number of shares to be delivered upon the exercise or payment of any award granted under the 1999 Stock Option and Incentive Plan is reduced for any reason or in the event that any award (or portion thereof) can no longer be exercised or paid, the number of shares no longer subject to such award shall be released from such award and shall thereafter be available under the 1999 Stock Option and Incentive Plan for the grant of additional awards. Upon the occurrence of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the plan administrator may ratably adjust the aggregate number and affected class of securities available under the 1999 Stock Option and Incentive Plan.

Types of Awards. The plan administrator may grant the following types of awards under our 1999 Stock Option and Incentive Plan: stock options; restricted stock; or other stock-based awards. Stock options awarded under our 1999 Stock Option and Incentive Plan may be nonqualified stock options or incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. With the exception of incentive stock options, the plan administrator may grant, from time to time, any of the types of awards under our 1999 Stock Option and Incentive Plan to our employees, consultants and non-employee directors. Incentive stock options may only be granted to our employees.

Stock Options. A stock option is the right to acquire shares of our common stock at a fixed price for a fixed period of time and generally is subject to a vesting requirement. To date, as a matter of practice, options have generally been subject to a three-year vesting period, with one-third of the total award vesting at the first anniversary of the grant date and the remainder vesting in equal thirds each anniversary thereafter. A stock option will be in the form of a nonqualified stock option or an incentive stock option. The exercise price is set as the market price on the grant date. The term of a stock option may not exceed ten years or five years in the case of incentive stock options granted to a 10% owner. Our 1999 Stock Option and Incentive Plan also allows for the early exercise of unvested options, provided that right is permitted in the applicable stock option agreement. All outstanding unvested shares of our common stock acquired through early exercised options are subject to repurchase by us. After termination of an optionee, he or she may exercise his or her vested options for the period of time stated in the stock option agreement. Generally, if termination is due to death or disability, the vested option will remain exercisable for twelve (12) months; if termination is for cause, the option may no longer be exercised; and, in all other cases, for executives, the vested options will remain exercisable for executives twelve (12) months. However, an option may not be exercised later than its expiration date.

Restricted Stock. A restricted stock award is an award entitling the recipient to acquire, at par value or such other higher purchase price determined by the administrator, shares of stock subject to such restrictions and conditions as the administrator may determine at the time of grant. Conditions may be based on continuing employment (or other business relationship) and/or achievement of pre-established performance goals and objectives. The grant of a restricted stock award is contingent on the participant executing the restricted stock award agreement. Restricted stock awards are shares of our common stock that are subject to cancellation, restrictions and vesting conditions, as determined by the plan administrator. Restricted stock awards generally vest over three years, beginning with one-third vesting one year after the date of grant, then pro-rata vesting monthly thereafter. Restricted stock awards are made pursuant to our 1999 Stock Option and Incentive Plan.

Other Awards. The administrator of the 1999 Stock Option and Incentive Plan also may grant other forms of awards that generally are based on the value of our common stock as determined by the plan administrator to be consistent with the purposes of our 1999 Stock Option and Incentive Plan.

Amendment and Discontinuance; Term. The plan administrator may amend, suspend or terminate our 1999 Stock Option and Incentive Plan at any time, with or without prior notice to or consent of any person, except as would require the approval of our stockholders, be required by law or the requirements of the exchange on which our common stock is listed or would adversely affect a participant’s rights to outstanding awards without their consent. Unless terminated earlier, our 1999 Stock Option and Incentive Plan will expire on the tenth anniversary of its effective date.

Outstanding Equity Awards at 2007 Fiscal Year-End Table

The following table provides information on the holdings of stock option and stock awards by the named executives as of December 31, 2007. This table includes unexercised and unvested option awards and unvested restricted stock. The market value of the stock awards is based on the closing market price of Plug Power stock as of December 31, 2007, which was $3.95. For additional information about the option awards and stock awards, see the description of equity incentive compensation in the section titled “Compensation Discussion and Analysis.”

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#) (1)	Option Exercise Price ($)	Option Expiration Dates	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Roger B. Saillant	12/15/00	750,000		11.19	12/15/10
	11/14/01	11,747		8.53	11/14/11
	04/01/04	100,000		7.70	04/01/14
	01/03/05	199,980	100,020	5.95	01/03/15

Gerald A. Anderson	07/09/07	15,000	30,000	3.33	07/09/17
	07/09/07					20,000	79,000

David P. Waldek	07/11/07	8,333	16,667	3.17	07/11/17
	07/11/07					9,000	35,550

Jean Nelson	—

Robert Powers	06/01/05	2,666		6.32	04/18/08
	02/01/06	1,999		5.58	04/18/08

Mark A. Sperry	11/14/01	8,027		8.53	11/14/11
	11/14/01	27,000		8.53	11/14/11
	02/10/04	20,000		9.20	02/10/14
	01/28/05	16,665	8,335	5.39	01/28/15
	02/01/06	13,332	26,668	5.58	02/01/16
	02/01/06					14,001	55,304
	02/14/07		40,000	3.75	02/14/17

Thomas M. Hutchinson	06/05/06	15,000	15,000	5.13	06/05/16
	06/05/06					77,973	307,993
	02/14/07		25,000	3.75	02/14/17

Allan Greenberg	10/30/06	20,000		3.91	10/30/16
	10/30/06		30,000	3.91	10/30/16
						10,001	39,504

(1)	Refer to table on next page for the vesting schedule of these options.

The table below sets forth the vesting schedule for unvested options and restricted stock for each of the named executives noted above:

	Vesting Date	Options (#)	Restricted Stock (#)
Roger B. Saillant	1/3/2008	100,020

Gerald A. Anderson	7/9/2008	15,000	6,666
	7/9/2009	15,000	6,666
	7/9/2010		6,668

David P. Waldek	7/11/2008	8,333	2,999
	7/11/2009	8,334	3,000
	7/11/2010		3,001

Jean Nelson	—

Robert Powers	—

Mark A. Sperry	1/2/2008	8,335
	2/1/2008	13,332	6,999
	2/14/2008	13,332
	2/1/2009	13,336
	2/14/2009	13,332	7,002
	2/14/2010	13,336

Thomas M. Hutchison	2/14/2008	8,332
	6/5/2008	5,001
	2/14/2009	8,333
	6/5/2009	5,001
	2/14/2010	8,335
	6/5/2010	4,998
	6/5/2011		77,973

Allan Greenberg	10/30/2008	15,000
	10/30/2008		5,000
	10/30/2009	15,000
	10/30/2009		5,001

Option Exercises and Stock Vested in Fiscal 2007 Table

The following table provides information for the named executive officers on (1) stock option exercises during 2007, including the number of shares acquired upon exercise and the value realized; and (2) the number of shares acquired upon the vesting of restricted stock awards and the value realized, in each case before payment of any applicable withholding tax and broker commissions.

	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
Mark A. Sperry	—	—	6,999	25,826
Allan Greenberg	—	—	4,999	16,997

(1)	There were no option exercises during the year for the named executives.
(2)	Mr. Sperry received 6,999 shares on February 1, 2007 at a market price of $3.69 and Mr. Greenberg received 4,999 shares on October 30, 2008 at a market price of $3.40 due to the lapse of vesting restrictions on those dates.

Potential Payments Upon Termination or Change-in-Control

The Company and Dr. Saillant were parties to an employment agreement that provided for payment upon termination or change-in-control; however, Dr. Saillant retired from the Company effective as of April 7, 2008 (“Retirement Date”) and pursuant to the employment agreement and retirement agreement as discussed above in Employment Agreements he will receive an aggregate sum of $1,494,966, on the date that is six months after the Retirement Date.

The Company and Messrs. Anderson and Sperry are parties to a severance agreement and an employment agreement, respectively, that provides for a potential payment upon termination for other than “cause.” Mr. Sperry’s employment agreement is also discussed above in Employment Agreements. In the event that Mr. Anderson’s severance agreement or Sperry’s employment agreement is terminated by us without “cause” and such named executive signs a comprehensive release in the form, and of a scope acceptable to the Company, such named executive will be entitled to continue to be paid 100 percent (100%) of his base salary plus annual bonus received in the year prior to the date of termination for a period of twelve (12) months, in the case of Mr. Anderson, or fifty percent (50%) of his base salary for a period of twelve (12) months, in the case of Mr. Sperry, as applicable, following termination without cause. Upon termination without cause, Mr. Anderson will also be entitled to an acceleration of all equity grants that would have vested in the twelve (12) months following the date of termination. Upon termination without cause, Mr. Sperry will also be entitled to continued vesting of outstanding equity awards. Additionally, such named executives will be entitled to health insurance and life insurance for a period of twelve (12) months following termination without cause. Notwithstanding the foregoing, in no event is Messrs. Anderson or Sperry entitled to receive any such payment after he breaches any non-compete, non-solicit or non-disclosure covenant contained in the non-competition and non-solicitation agreement or the employee nondisclosure and developments agreement between us and such named executive. We agreed to provide severance payments to this executive in these circumstances based on our negotiations with each of our executives at the time they joined our Company and in order to provide a total compensation package that we believed to be competitive. Additionally, we believe that providing severance upon a termination without cause can help to encourage our executives to take the risks that we believe are necessary for our Company to succeed and also recognizes the longer hiring process typically involved in hiring a senior executive.

“Cause” generally may mean any of the following: (1) the failure or refusal of the named executive to render services to us in accordance with his obligations under the employment agreement or a determination by us that the named executive has failed to perform the duties of his employment; (2) disloyalty, gross negligence, dishonesty, breach of fiduciary duty or breach of the terms of the employment agreement or the other agreements executed in connection therewith; (3) the commission by the named executive of an act of fraud, embezzlement or disregard of our rules or policies or the commission by the named executive of any other action which injures us; (4) acts which, in the judgment of our board of directors, would tend to generate adverse publicity toward us; (5) the commission, or plea of nolo contendere, by the named executive of a felony; (6) the commission of an act which constitutes unfair competition with us or which induces any of our customers to breach a contract with us; or (7) a breach by the named executive of the terms of the non-competition and non-solicitation agreement or the employee nondisclosure and developments agreement between us and the named executive.

If Mr. Sperry had been terminated without cause on December 31, 2007, the approximate value of the severance packages, including, as mentioned above, salary, benefits and equity awards, under the employment agreement for such named executive would have been $135,930. If Mr. Anderson had been terminated without cause on December 31, 2007, the approximate value of the severance packages, including, as mentioned above, salary, benefits and equity awards, under the severance agreement for such named executive would have been $306,927. This includes an acceleration of any remaining unvested options granted to such named executive under the 1999 Stock Option and Incentive Plan.

The Company and Messrs. Anderson, Sperry, Waldek, Hutchison and Greenberg are parties to an executive severance agreement that provides for a potential payment upon a change-in-control. In the case Mr. Sperry, in the event that within twenty-four (24) months after a “change-in-control” his employment is terminated without cause, or he experiences a material negative change in his compensation or responsibilities he will be entitled to be paid the average annual base salary over the prior three (3) years, as applicable. In the event that within twelve (12) months after a “change-in-control” the named executive’s employment is terminated without cause, or he experiences a material negative change in his compensation or responsibilities each executive will be entitled to be paid the average annual base salary over the prior three (3) years, in the case of Messrs. Anderson, Waldek, Hutchison and Greenberg. Additionally, Messrs. Anderson, Sperry, Waldek, Hutchison and Greenberg will be entitled to be paid their average annual bonus over the prior three (3) years. Upon a “change-in-control,” a named executive will also be entitled to continued vesting of any remaining unvested options for a period of twelve (12) months. Further, a named executive will be entitled to health and other benefits from the Company for a period of twelve (12) months following such termination.

“Change-in-control” generally means any of the following: (1) a sale or other disposition of all or substantially all of our assets; or (2) a merger or consolidation after which our voting securities outstanding immediately before the transaction cease to represent at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction. We agreed to provide payments to these executives in these circumstances in order to provide a total compensation package that we believed to be competitive. Additionally, the primary purpose of our equity-based incentive awards is to align the interests of our executives and our stockholders and provide our executives with strong incentives to increase stockholder value over time. As change-in-control transactions typically represent events where our stockholders are realizing the value of their equity interests in our Company, we believe it is appropriate for our executives to share in this realization of stockholder value, particularly where their employment is terminated in connection with the change-in-control transaction. We believe that this will also help to better align the interests of our executives with our stockholders in pursuing and engaging in these transactions.

If a change-in-control had occurred on December 31, 2007 and on that date Messrs. Anderson, Sperry, Waldek, Hutchison or Greenberg had been terminated without cause, experienced a material negative change in his or her compensation or responsibilities or was required to be based at a location more than 50 miles from his or her current work location, the value of the change-of-control provisions, including, as mentioned above, salary, benefits, equity awards and bonus, under the employment or executive severance agreements for each such named executive would have been as follows: Mr. Anderson $264,554, Mr. Sperry $386,107, Mr. Waldek $160,165, Mr. Hutchison $246,478 and Mr. Greenberg $331,473.

The following Report of the Compensation Committee of the Board of Directors on Executive Compensation will not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

The Compensation Committee reviews and evaluates individual executive officers and determines the compensation for each executive officer (See the section entitled “Executive Compensation”). The Compensation Committee also oversees management’s decisions concerning the performance and compensation of other Company officers, administers the Company’s incentive compensation and other stock-based plans, evaluates the effectiveness of its overall compensation programs, including oversight of the Company’s benefit, perquisite and employee equity programs, and reviews the Company’s management succession plans. A more complete description of the Compensation Committee’s functions is set forth in the Compensation Committee’s charter which is published on the Investors section of the Company’s website at www.plugpower.com. Each member of the Compensation Committee is an independent director as defined in the NASDAQ Rules.

In general, the Compensation Committee designs compensation to attract, retain and motivate a superior executive team, reward individual performance, relate compensation to Company goals and objectives and align the interests of the executive officers with those of the Company’s stockholders. We rely upon our judgment about each individual—and not on rigid guidelines or formulas, or short-term changes in business performance—in determining the amount and mix of compensation elements for each senior executive officer. Key factors affecting our judgments include: the executive’s performance compared to the goals and objectives established for the executive at the beginning of the year; the nature, scope and level of the executive’s responsibilities; the executive’s contribution to the Company’s financial results; the executive’s effectiveness in leading the Company’s initiatives to increase customer value, productivity and revenue growth; the executive’s contribution to the Company’s commitment to corporate responsibility, including the executive’s success in creating a culture of unyielding integrity and compliance with applicable law and the Company’s ethics policies; and the executive’s commitment to community leadership and diversity.

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with Management. Based on its review and discussions with Management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2007 and the Company’s 2008 Proxy statement. This report on executive compensation for Fiscal 2007 is provided by the undersigned members of the Compensation Committee of the Board of Directors.

Gary K. Willis (Chairman)

Sergey L. Batekhin

George C. McNamee

Peter Woicke

Compensation Committee Interlocks and Insider Participation

During Fiscal 2007, Messrs. Willis (Chairman), Batekhin, McNamee and Woicke served as members of the Compensation Committee. None of them had any relationship with the Company requiring disclosure under applicable rules and regulations of the SEC.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Introduction

The Audit Committee of the Board of Directors has appointed the firm of KPMG, independent auditors, to serve as independent auditors for its 2008 fiscal year. KPMG has served as the Company’s independent auditing firm since December 3, 2001. The Audit Committee reviewed and discussed its selection of, and the performance of, KPMG for its 2008 fiscal year. As a matter of good corporate governance, the Audit Committee has determined to submit its selection to stockholders for ratification. If the selection of auditors is ratified, the Audit Committee in its discretion may select a different independent auditing firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Audit committee of the Board of Directors has implemented procedures under the Company’s Audit committee pre-approval policy for audit and non-audit services (the “Pre-Approval Policy”) to ensure that all audit and permitted non-audit services to be provided to the Company have been pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of KPMG for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before it may be provided by KPMG. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the Audit Committee. For additional information concerning the Audit Committee and its activities with KPMG, see “Committees and Meetings of the Board of Directors” and “Audit Committee Report” above.

Representatives of KPMG attended four out of the four in-person meetings of the Audit Committee in 2007. We expect that a representative of KPMG will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

Fees Billed by KPMG

The following table shows the aggregate fees for professional services rendered by KPMG to the Company for the fiscal years ended December 31, 2007 and December 31, 2006.

	KPMG
	2007	2006
Audit Fees	$501,700	$392,850
Audit-Related Fees	25,000	31,400
Tax Fees	146,982	19,931
Other	—	—

Total	673,682	444,181

Audit Fees

Audit Fees for both years consist of fees for professional services associated with the annual consolidated financial statements audit, statutory filings, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees

Consists of fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our financial statements and were not reported above under “Audit Fees.”

Tax Fees

Tax Fees consist of fees for professional services rendered for assistance with federal, state, local and international tax compliance. The audit committee has determined that the provision of these services to us by KPMG is compatible with maintaining their independence.

All Other Fees

All other fees include fees for any services not included in the first three categories.

Vote Required

A quorum being present, the affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the ratification of KPMG as the Company’s independent auditors for 2008.

Recommendation of the Board

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are no related party transactions to disclose. The Company’s Board of Directors adopted a related party transaction policy in October of 2006. This policy requires that the Company’s General Counsel, together with outside counsel as necessary, evaluate potential transaction before the Company enters into any agreements with a related party. Certain transactions may require the Board of Directors’ and its Audit Committee’s approval. The policy defines a “related party” as: (i) the Company’s directors or executive officers, (ii) the Company’s director nominees, (iii) security holders known to Plug Power to beneficially own more than 5% of any class of Plug Power’s voting securities, or (iv) the immediate family members1 of any of the persons listed in items (i)—(iii).

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of Common Stock as of February 1, 2008 (except as otherwise indicated) by:

•	all persons known by us to have beneficially owned 5% or more of the Common Stock;

•	each director of the Company;

•	the named executive officers; and

•	all directors and executive officers as a group.

1	For purposes of this policy, a person's immediate family shall include such person’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law or any other person (other than a tenant or employee) sharing the household of such person.

The beneficial ownership of the stockholders listed below is based on publicly available information and from representations of such stockholders.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)
	Number	Percentage (%)
Clayburn Development Inc.
Branton Limited
MMC Norilsk Nickel
Vladimir O. Potanin
Mikhail D. Prokhorov(3)	44,274,704	34.2%
DTE Energy Company(4)	8,225,227	6.3%
Sergey L. Batekhin(5)	22,517	*
Larry G. Garberding(6)	174,893	*
J. Douglass Grant(7)	84,203	*
Joel D. Gross(5)	25,768	*
Maureen O. Helmer(8)	50,396	*
George C. McNamee(9)	454,448	*
Sergey S. Polikarpov(5)	23,590	*
Lisa Rosenblum(5)	21,818	*
Gary K. Willis(10)	154,067	*
Peter Woicke(11)	40,965	*
Dr. Roger B. Saillant(12)	1,220,962	*
Gerald A. Anderson(13)	36,420	*
David P. Waldek(14)	17,333	*
Jean Nelson	—	*
Robert Powers	—	*
Mark A. Sperry(15)	160,105	*
Thomas M. Hutchison(16)	112,175	*
Allan Greenberg(17)	45,394	*
All executive officers and directors as a group (16 persons)	55,144,985	42.5%

*	Represents less than 1% of the outstanding shares of Common Stock
(1)	Unless otherwise indicated, the address is c/o Plug Power Inc., 968 Albany Shaker Road, Latham, New York 12110.
(2)

The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC and includes voting or investment power with respect to securities. Under Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of February 1, 2008, through the exercise of any warrant, stock option or other right. The inclusion in this Proxy Statement of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. The number of shares of Common Stock outstanding used in calculating the percentage for each listed person includes the shares of Common Stock underlying options, warrants or other rights held by such person that are exercisable within 60 days of April 9, 2008, but excludes shares of Common Stock underlying options, warrants or other rights held by any other person. Percentage of beneficial ownership is based on 128,952,329 shares of Common Stock outstanding as of April 9, 2008. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of Common Stock beneficially owned by the stockholder.

(3)	Includes (a) 4,774,704 shares held by Smart Hydrogen Inc., and (b) the conversion of 395,000 shares of Class B Capital stock, a class of preferred stock, into 39,500,000 common shares. The shares reported are held directly by Smart Hydrogen Inc. (“Smart Hydrogen”), which is jointly owned and controlled by Clayburn Development Inc. (“Clayburn”) and Branton Limited (“Branton”). Branton and Clayburn share investment control and controlling shareholder status over Smart Hydrogen and, as such, are indirect beneficial owners of the reported shares of Common Stock and Class B Capital Stock. Clayburn is a wholly-owned subsidiary of MMC Norilsk Nickel (“Norilsk”). Therefore, Norilsk is an indirect beneficial owner of the reported shares of Common Stock. Mikhail D. Prokhorov and Vladimir O. Potanin share investment control and controlling shareholder status over Branton and Norilsk and, as such, are indirect beneficial owners of the reported shares of Common Stock and Class B Capital Stock.
(4)	Includes (a) 11,764 shares held by DTE Energy Company, (b) 8,054,463 shares held by DTE Energy Ventures, Inc., an indirect wholly owned subsidiary of DTE Energy Company, and (c) 159,000 shares that may be acquired by DTE Energy Company upon exercise of options granted to Robert J. Buckler, a former director of Plug Power, Inc. and Group President of DTE Energy Company; Anthony F. Earley, Jr., a former director of Plug Power, Inc. and the Chairman and Chief Executive Officer of DTE Energy Company; and Larry G. Garberding, a director of Plug Power, Inc. and the retired Executive Vice President and Chief Financial Officer of DTE Energy Company. The pecuniary interest in the 159,000 options held by Messrs. Buckler, Earley and Garberding has been assigned to DTE Energy Company pursuant to the terms of their employment, including the power to direct the exercise of such options. Upon exercise of these options, Messrs. Buckler, Earley and Garberding will assign all shares acquired on exercise to DTE Energy Company. Information regarding DTE Energy Company is based solely on a Schedule 13G/A filed with the SEC on February 14, 2008.
(5)	Includes 15,000 shares of Common Stock issuable upon exercise of outstanding options that are exercisable within 60 days of February 1, 2008. The weighted average exercise price of the outstanding options is $4.74.
(6)	Includes 90,000 shares of Common Stock issuable upon exercise of outstanding options that are exercisable within 60 days of February 1, 2008. The weighted average exercise price of the outstanding options is $9.69.
(7)	Includes 45,000 shares of Common Stock issuable upon exercise of outstanding options that are exercisable within 60 days of February 1, 2008. The weighted average exercise price of the outstanding options is $5.24.
(8)	Includes 32,000 shares of Common Stock issuable upon exercise of outstanding options that are exercisable within 60 days of February 1, 2008. The weighted average exercise price of the outstanding options is $6.03.
(9)	Includes 200,000 shares of Common Stock issuable upon exercise of outstanding options that are exercisable within 60 days of February 1, 2008. The weighted average exercise price of the outstanding options is $ 15.18.
(10)	Includes 128,685 shares of Common Stock issuable upon exercise of outstanding options that are exercisable within 60 days of February 1, 2008. The weighted average exercise price of the outstanding options is $52.49.
(11)	Includes 25,000 shares of Common Stock issuable upon exercise of outstanding options that are exercisable within 60 days of February 1, 2008. The weighted average exercise price of the outstanding options is $5.31.
(12)	Includes 1,161,747 shares of Common Stock issuable upon exercise of outstanding options that are exercisable within 60 days of February 1, 2008. The weighted average exercise price of the outstanding options is $9.51.

(13)	Includes 15,000 shares of Common Stock issuable upon exercise of outstanding options that are exercisable within 60 days of February 1, 2008. The weighted average exercise price of the outstanding options is $3.33.
(14)	Includes 8,333 shares of Common Stock issuable upon exercise of outstanding options that are exercisable within 60 days of February 1, 2008. The weighted average exercise price of the outstanding options is $3.17.
(15)	Includes 85,024 shares of Common Stock issuable upon exercise of outstanding options that are exercisable within 60 days of February 1, 2008. The weighted average exercise price of the outstanding options is $7.61.
(16)	Includes 15,000 shares of Common Stock issuable upon exercise of outstanding options that are exercisable within 60 days of February 1, 2008. The weighted average exercise price of the outstanding options is $5.13.
(17)	Includes 20,000 shares of Common Stock issuable upon exercise of outstanding options that are exercisable within 60 days of February 1, 2008. The weighted average exercise price of the outstanding options is $3.91.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, as defined by Section 16, and directors, and persons who own more than 10% of the Company’s outstanding shares of Common Stock (collectively, “Section 16 Persons”), to file initial reports of ownership and reports of changes in ownership with the SEC. Section 16 Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Form 4s were filed late for all executive officers that sold stock to cover taxes on February 1, 2007. Additionally, Form 4s were filed late for all directors, with the exception Sergey Batekhin and Sergey Polikarpov, who received stock on April 3, 2007 as part of their quarterly compensation. However, Form 4s were filed late for Sergey Batekhin and Sergey Polikarpov for their April 19, 2007 receipt of stock as part of their quarterly compensation. In May 2007, Form 3s were filed late for Allen K. Bucknam and Bradley H. Johnson, both section 16 executive officers at the time. Forms 3s and 4s were filed late for Chris Reid when he became a section 16 executive officer. Furthermore, Form 4s were filed late for all directors, excluding Roger Saillant, for the grant of options as the directors’ Annual Retainer Fee. Finally, Form 4s were not filed for section 16 executive officers’ bonuses in the form of Non-Qualified stock option equity grants with a grant date of February 14, 2007, therefore Form 5s were filed in February of 2008 to disclose these grants.

EXPENSES OF SOLICITATION

The Company will pay the entire expense of soliciting proxies for the Annual Meeting. In addition to solicitations by mail, certain directors, officers and regular employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies personally, by telephone, by e-mail or by other form of electronic communication. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such custodians will be reimbursed for their reasonable expenses by the Company.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 and intended to be presented at the 2009 Annual Meeting of Stockholders must be received by the Company on or before January 21, 2009, to be eligible for inclusion in the Company’s proxy statement and form of proxy to be distributed by the Board of Directors in connection with that meeting. Any such proposal should be mailed to: Corporate Secretary, Plug Power Inc., 968 Albany Shaker Road, Albany, New York 12110. Such proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy.

Any stockholder proposals (including recommendations of nominees for election to the Board of Directors) intended to be presented at the Company’s 2009 Annual Meeting of Stockholders, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8, must be received in writing at the principal executive office of the Company not less than 90 days nor more than 120 days prior to May 21, 2009, which dates are February 21, 2009 and January 21, 2009, respectively. If the date of the 2009 Annual Meeting is subsequently moved more than 30 days before or more than 60 days after May 21, 2009, such proposals must be received not more than 120 days prior to the date of the 2009 Annual Meeting and not later than the later of (a) 90 days prior to the date of the 2009 Annual Meeting or (b) the 10th day following the date on which public announcement of the 2009 Annual Meeting is made, as set forth in the Company’s By-laws. Stockholder proposals must include all supporting documentation required by the Company’s By-laws. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

DELIVERY OF PROXY MATERIALS AND ANNUAL REPORT

Electronic Delivery

The notice of Annual Meeting and Proxy Statement and 2008 Annual Report are available on the Company’s Internet site at www.plugpower.com. Instead of receiving paper copies of the Annual Report and Proxy Statement in the mail, stockholders can elect to receive these communications electronically via the World Wide Web.

Many brokerage firms and banks are also offering electronic proxy materials to their clients. If you are a beneficial owner of Plug Power stock, you may contact that broker or bank to find out whether this service is available to you. If your broker or bank uses ADP Investor Communications Services, you can sign up to receive electronic proxy materials at www.InvestorDelivery.com.

Householding Information

As permitted by the SEC’s proxy statement rules, the Company will deliver only one annual report or proxy statement to multiple stockholders sharing an address, unless the Company has received contrary instructions from one or more of the stockholders. The Company will, upon written or oral request, deliver a separate copy of the annual report or proxy statement to a stockholder at a shared address to which a single copy of the annual report or proxy statement was delivered and will include instructions as to how the stockholder can notify the Company that the stockholder wishes to receive a separate copy of the annual report or proxy statement. Registered stockholders wishing to receive a separate annual report or proxy statement in the future or registered stockholders sharing an address wishing to receive a single copy of the annual report or proxy statement in the future may contact the Company’s Transfer Agent:

American Stock Transfer and Trust Company

6201 15th Avenue

Brooklyn, NY 11219

800-937-5449

www.amstock.com

ANNUAL REPORT ON FORM 10-K

The Company’s 2007 Annual Report was mailed to stockholders with this Proxy Statement. Upon request, the Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K, which has been filed with the SEC. Stockholders may receive a copy of the Form 10-K by:

(1)	Writing to Investor Relations at Plug Power Inc., 968 Albany Shaker Road, Latham, NY 12110;

(2)	Calling (518) 782-7700;

(3)	Accessing the Company’s website at www.plugpower.com; or

(4)	Accessing the SEC’s website at www.sec.gov.

PLUG POWER INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF

PLUG POWER INC.

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, MAY 21, 2008

The undersigned hereby constitutes and appoints Gerald A. Anderson and Gerard L. Conway, Jr. Proxies of the undersigned, with full power of substitution in each of them, and authorizes each of them to represent and to vote all shares of common stock, par value $.01 per share, of Plug Power Inc. (the “Company”) held of record by the undersigned as of the close of business on March 31, 2008, at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the NASDAQ, Four Times Square (Corner of 43rd and Broadway), New York, New York 10036, at 10:00 a.m. local time, on Wednesday, May 21, 2008, and at any adjournments or postponements thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2. IN THEIR DISCRETION, THE PROXY HOLDERS ARE EACH AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. A STOCKHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders, the Proxy Statement with respect thereto and the Company’s Annual Report to Stockholders and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

14475

ANNUAL MEETING OF STOCKHOLDERS OF

PLUG POWER INC.

May 21, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢ 20230000000000000000 0	052108

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” THE ELECTION OF THE NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Proposal 1:Election of two Class III Directors, to hold office until the Company’s 2011 Annual Meeting of Stockholders and until such directors’ successor is duly elected and qualified or until such directors’ earlier resignation or removal.

			Proposal 2:Ratification of Appointment of Independent Auditors.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEE: m Larry G. Garberding m Peter Woicke
In their discretion, the proxy holders are each authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
INSTRUCTIONS: Towithhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). UNLESS DIRECTION TO THE CONTRARY IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2. IN THEIR DISCRETION, THE PROXY HOLDERS ARE EACH AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. A STOCKHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders, the Proxy Statement with respect thereto and the Company’s Annual Report to Stockholders and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

Please be sure to sign and date this Proxy.

PLEASE, SIGN, DATE AND PROMPTLY MAIL YOUR PROXY.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢

Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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